Exhibit 99.1

Taylor Capital Group Corrects Previously Reported Nonperforming and Impaired Loans at December 31, 2006

Chicago, IL - March 6, 2007 - Taylor Capital Group (Nasdaq: TAYC), today announced corrections to the nonperforming loans balance disclosed in its January 25, 2007 earnings release and the impaired loans balance reported in a subsequent investor conference call. These corrections impact loans contractually past due 90 days or more but still accruing interest, nonaccrual loans and impaired loans at December 31, 2006. The company previously reported year-end balances for nonperforming loans and impaired loans of $21.5 million and $20.7 million, respectively. The company has since determined that the correct balances were $33.2 million and $24.1 million, respectively. The company has concluded that the impact of these corrections on the company's net income for the three months or year ended or the allowance for loan losses at December 31, 2006, was not material, and therefore, these amounts remain as previously reported.

The previously reported past due and nonaccrual loan balances were adjusted because the company subsequently determined that the restructuring and renewal of certain loans had not been properly effected as of December 31, 2006. As a result, one loan in the amount of $3.4 million was reclassified as a nonaccrual and impaired loan at year end and another loan guaranteed by the same borrower in the amount of $5.5 million remained accruing but past due ninety days or more. A third related loan in the amount of $6.9 million and guaranteed by the same borrower was renewed in December 2006 and remained on accrual at December 31, 2006. While not considered impaired at year end, this loan was identified as representing higher than average credit risk at year end. Also included in the correction of past due loans, was a fourth unrelated loan in the amount of $2.7 million that was contractually past due ninety days or more but still accruing interest at year end. This loan was properly renewed in January 2007.

The following table presents nonperforming assets and related data at December 31, 2006 as originally reported and as corrected, and amends and replaces the comparable table included previously in the company's year-end earnings release:

	As originally reported	As corrected
	(in thousands)
Loans contractually past due 90 days or more but still accruing interest	$1,775	$10,046
Nonaccrual loans	19,690	23,111
Total nonperforming loans	21,465	33,157
Other real estate owned	412	412
Other repossessed assets	-	-
Total nonperforming assets	$21,877	$33,569

Nonperforming loans to total loans	0.86%	1.33%
Nonperforming assets to total loans plus repossessed property	0.87%	1.34%
Nonperforming assets to total assets	0.65%	0.99%

In addition, the paragraph preceding the original table in the company's year-end earnings release should read as follows:

Nonperforming assets stood at $33.6 million, or 0.99% of total assets at December 31, 2006, compared to $22.5 million, or 0.66% of total assets at September 30, 2006 and $14.6 million, or 0.44% of total assets, at December 31, 2005. The increase in both past due and nonaccrual loans during 2006 was primarily due to the deterioration of loans to certain real estate developers.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. (Nasdaq: TAYC) is a $3.4 billion bank holding company whose wholly owned subsidiary is Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the business banking, real estate lending and wealth management requirements of closely held and family-owned small- and mid-sized businesses.  Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "could" and "estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2007 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the effect on our profitability if interest rates fluctuate as well as the effect of our customers' changing use of our deposit products; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; the possible decline in residential real estate sales volume and the likely potential for illiquidity in the real estate market; the effectiveness of our hedging transactions and their impact on our future results of operations; the risks associated with implementing our business strategy and managing our growth effectively; the risks associated with management changes and employee turnover; changes in general economic conditions, interest rates, deposit flows, loan demand, including loan syndication opportunities, competition, legislation or regulatory and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the sections captioned "Risk Factors" in our December 31, 2005 Annual Report on Form 10-K filed with the SEC on March 13, 2006. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

For further information contact Ilene Stevens at (847)653-7731.